Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Fourth Quarter and Full Year 2021 Results
•Milestone 2021 with Significant Growth in Revenue and Net Income
•Company Achieves its 2021 Adjusted EBITDA Target
•Highest Level of Annual Bookings since 2017

Q4 2021 Highlights:
- Revenues of $192.3 million
- Net income of $30.2 million, more than six times net income in the fourth quarter of 2020
- Earnings per share of $0.30
- Consolidated adjusted EBITDA of $27.9 million
- Bookings of $269.0 million, a 61.1% increase compared to fourth quarter bookings in 2020

Full Year 2021 Highlights:
- Revenues of $723.4 million
- Net income of $31.5 million
- Earnings per share of $0.26
- Consolidated adjusted EBITDA of $70.6 million, meeting the Company's 2021 target of $70 million
- Bookings of $779.0 million, a 20.8% increase compared to full year 2020 bookings
- Ending backlog of $639.0 million, a 19.4% increase compared to the end of 2020

(AKRON, Ohio – March 8, 2022) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the fourth quarter and full year 2021.

"Our strong results for the fourth quarter and full year 2021, combined with recent and anticipated bookings, have positioned us for an even stronger 2022," said Kenneth Young, B&W's Chairman and Chief Executive Officer. "Looking back, we did what we set out to do in 2021—we achieved our 2021 adjusted EBITDA target of more than $70 million, booked four new renewable waste-to-energy new build projects and a fifth last month, closed several strategic acquisitions, continued building our ClimateBrightTM decarbonization platform and ended the year with our highest level of annual bookings since 2017."

"Our recent acquisitions have strategically expanded our clean and renewable energy businesses," Young added. "We're excited about the substantial opportunities we see for solar installation and construction services in the U.S. through our Fosler Solar business, and we’ve launched our B&W Renewable Service platform for our expanding renewable service business in Europe through our acquisition of VODA A/S. Most recently, we expanded our portfolio of thermal and renewable technologies for hydrogen, natural gas and pulp and paper applications by acquiring FPS and we see significant potential for growth in those markets. We are continuing to explore additional acquisition opportunities in both emerging technologies and mature markets and aggressively pursuing opportunities to further increase shareholder value."

"Looking forward, we are reiterating our 2022 target of $110 million to $120 million in adjusted EBITDA. Our robust pipeline of more than $7.5 billion of identified project opportunities in the next three years, recent contract wins and strategic acquisitions give us confidence in our ability to achieve significant year-over-year growth in 2022," Young stated. "While we expect 2022’s quarterly profile to follow our normal cyclical performance, which typically displays increasing profitability from the first quarter to the fourth quarter of each year, we anticipate that the full year 2022 will realize the potential and continued momentum of our ongoing growth strategies1."

Q4 2021 Financial Summary

Consolidated revenues in the fourth quarter of 2021 were $192.3 million, a 28.3% improvement compared to the fourth quarter of 2020, primarily due to a higher level of activity in our project businesses within all three segments, including four large waste-to-energy projects in the Renewable segment and increased construction volume in the Thermal segment, as well as the acquisitions of Fosler Construction, Inc. ("Fosler Construction") and VODA A/S ("VODA") on September 30, 2021 and November 30, 2021, respectively. Net income in the fourth quarter of 2021 was $30.2 million, more than six times net income of $5.0 million in the fourth quarter of 2020. GAAP operating income in the fourth quarter of 2021 was $9.7 million, more than four times operating income of $2.2 million in the fourth quarter of 2020. This increase was primarily due to the revenue increase discussed above as well as favorable project execution. Adjusted EBITDA was $27.9 million compared to $15.8 million in the fourth quarter of 2020. Bookings in the fourth quarter of 2021 were $269.0 million, a 61.1% increase compared to fourth quarter bookings in 2020. All amounts referred to in this release are on a continuing operations basis, unless otherwise noted. Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $51.6 million for the fourth quarter of 2021, an increase of 37.3% compared to $37.6 million in the fourth quarter of 2020. The increase in revenue was primarily driven by the booking of four large waste-to-energy projects and the acquisitions of Fosler Construction and VODA. Adjusted EBITDA in the quarter was $8.2 million compared to $3.0 million in the fourth quarter of 2020, primarily due to the increase in volume and favorable project execution.

Babcock & Wilcox Environmental segment revenues were $36.1 million in the fourth quarter of 2021, an increase of 14.1% compared to $31.6 million in the fourth quarter of 2020. The increase was primarily driven by increased volume in ash handling, scrubbers and precipitators as well as higher overall project activity. Adjusted EBITDA was $4.5 million, compared to $2.1 million in the same period last year, primarily due to the increase in volume and favorable project execution.

Babcock & Wilcox Thermal segment revenues were $104.9 million in the fourth quarter of 2021, an increase of 29.4% compared to $81.0 million in the prior-year period, primarily due to a higher level of activity in construction projects, industrial and international service and the package boiler business. Adjusted EBITDA in the fourth quarter of 2021 was $16.7 million, an increase of 30.9% compared to $12.8 million in last year's quarter, primarily due to the increase in volume.

1 The most comparable GAAP financial measure is not available without unreasonable effort.

Full Year 2021 Financial Summary

Consolidated revenues in 2021 were $723.4 million, a 27.7% improvement compared to 2020. The improvement was primarily due to a higher level of activity in our Thermal and Environmental segments, expanded geographic presence and improved strategies to mitigate the continued impact of COVID-19, as well as the acquisitions of Fosler Construction and VODA in our Renewable segment. Net income in 2021 was $31.5 million compared to a net loss of $10.3 million in 2020. GAAP operating income in 2021 was $20.8 million, compared to an operating loss of $1.7 million in 2020. This increase was primarily due to the revenue increase discussed above; operating income in the prior year included the recognition of a non-recurring insurance loss recovery of $26.0 million under an October 10, 2020 settlement agreement with an insurer in connection with five of the six historical European B&W Renewable EPC loss contracts. The Company achieved its 2021 adjusted EBITDA target of more than $70 million, with adjusted EBITDA of $70.6 million compared to $19.7 million in 2020, excluding the non-recurring insurance loss recovery of $26.0 million in the third quarter of 2020 as described above. Total bookings in 2021 were $779.0 million, a 20.8% increase compared to full year 2020 bookings, and backlog at December 31, 2021 was $639.0 million, a 19.4% increase compared to December 31, 2020.

Reconciliations of net income, the most directly comparable GAAP measure, to adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

Babcock & Wilcox Renewable segment revenues were $156.8 million in 2021, compared to $156.2 million in 2020, primarily driven by the acquisitions of Fosler Construction and VODA on September 30, 2021 and November 30, 2021, respectively, and higher part sales offset by the timing of a large project order moving into early 2022. Adjusted EBITDA was $23.2 million compared to negative $1.0 million in 2020, excluding the non-recurring insurance loss recovery of $26.0 million recognized in third quarter of 2020 under an October 10, 2020 settlement agreement with an insurer in connection with five of the six European B&W Renewable EPC loss contracts, primarily due to improved project execution.

Babcock & Wilcox Environmental segment revenues were $133.8 million in 2021, an increase of 23.9% compared to $108.0 million in 2020. The increase was primarily driven by the postponement of several new projects in the prior year due to COVID-19 which have since resumed in addition to higher overall volume in ash handling, scrubbers and precipitators. Adjusted EBITDA was $11.8 million, compared to $3.5 million in 2020, primarily driven by the higher volume as described above.

Babcock & Wilcox Thermal segment revenues were $433.3 million in 2021, an increase of 42.1% compared to $305.0 million in the prior-year, primarily due to a higher level of activity on construction projects, an increase in volume in the package boilers and parts business and the adverse impacts of COVID-19 on prior-year revenues. Adjusted EBITDA in 2021 was $49.1 million, an increase of 36.3% compared to $36.1 million in the prior-year, primarily due to the increase in volume and the benefits of continued cost savings and restructuring initiatives.

Acquisitions

On September 30, 2021, the Company acquired a 60% controlling ownership stake in Illinois-based solar energy contractor Fosler Construction. Fosler Construction provides commercial, industrial and utility-scale solar services and owns two community solar projects in Illinois being developed under the Illinois Solar for All program. Fosler Construction is reported as part of the B&W Renewable segment, and now operates under the name Fosler Solar, a Babcock & Wilcox company.

On November 30, 2021, the Company acquired 100% of VODA, a Denmark-based multi-brand aftermarket parts and services provider, focusing on energy-producing plants including waste-to-energy, biomass-to-energy or other fuels, providing service, engineering services, spare parts as well as general outage support and management. VODA will serve as a platform for the Company's renewable service business in Europe as it expands its clean and renewable energy businesses. VODA is reported as part of the B&W Renewable segment, and now operates as B&W Renewable Services, combining VODA and B&W's waste-to-energy and biomass aftermarket services businesses.

On February 1, 2022, the Company acquired 100% of Fossil Power Systems, Inc, (“FPS”), a leading designer and manufacturer of hydrogen, natural gas and renewable pulp and paper combustion equipment including ignitors, plant controls and safety systems based in Dartmouth, Nova Scotia, Canada.

On February 28, 2022, the Company acquired 100% of the equity interests in Optimus Industries, LLC, ("Optimus"). Optimus designs and manufactures waste heat recovery products for use in power generation, petrochemical, and process industries, including package boilers, watertube and firetube waste heat boilers, economizers, superheaters, waste heat recovery equipment and sulfuric acid plants and is based in Tulsa, Oklahoma and Chanute, Kansas.

Liquidity and Balance Sheet

At December 31, 2021, the Company had total debt of $340.3 million and a cash, cash equivalents and restricted cash balance of $226.7 million inclusive of net proceeds from the Company's 6.5% Senior Notes offering executed in December and after cash paid for the acquisitions of Fosler Construction and VODA on September 30, 2021 and November 30, 2021, respectively.

Conclusion of Previously Disclosed SEC Investigation

As the Company previously disclosed, the U.S. SEC ('SEC") had been conducting a formal investigation of the Company, focusing on the accounting charges and related matters involving the Company's B&W Renewable segment from 2015-2019. On October 20,2021, the SEC informed the Company that the staff does not intend to recommend any enforcement action against the Company.

COVID-19 Impact

The global COVID-19 pandemic has disrupted business operations including global supply chains, trade, commerce, financial and credit markets, and daily life throughout the world. The Company's business has been, and continues to be, adversely impacted by the measures taken and restrictions imposed in the countries in which it operates and by local governments and others to control the spread of this virus. These measures and restrictions have varied widely and have been subject to significant changes from time to time depending on the changes in the severity of the virus in these countries and localities. These restrictions, including travel and curtailment of other activity, negatively impact the Company's ability to conduct business.

The COVID-19 pandemic has also disrupted global supply chains including the manufacturing, supply, distribution, transportation and delivery of the Company's products. The Company could also see significant disruptions of the operations of logistics, service providers, delays in shipments and negative impacts to pricing of certain products. Disruptions and delays in the Company's supply chains as a result of the COVID-19 pandemic could adversely impact the ability to meet customers’ demands. Additionally, the prioritization of shipments of certain products as a result of the pandemic could cause delays in the shipment or delivery of the Company's products. Such disruptions could result in reduced sales.

The volatility and variability of the virus has limited the Company's ability to forecast the impact of the virus on its customers and its business. The ongoing impact of COVID-19, including new strains such as the Delta and Omicron variants, has resulted in the reimposition of certain restrictions and may lead to other restrictions being implemented in response to efforts to reduce the spread of the virus. These varying and changing events have caused many of the projects the Company had anticipated would begin in 2020 to be delayed into 2022 and beyond. Many customers and projects require B&W's employees to travel to customer and project worksites. Certain customers and significant projects are located in areas where travel restrictions have been imposed, certain customers have closed or reduced on-site activities, and timelines for completion of certain projects have, as noted above, been extended into 2022 and beyond. Additionally, out of concern for the Company's employees, even where restrictions permit employees to return to its offices and worksites, the Company has incurred additional costs to protect its employees as well as advised those who are uncomfortable returning to worksites due to the pandemic that they are not required to do so for an indefinite period of time. The resulting uncertainty concerning, among other things, the spread and economic impact of the virus has also caused significant volatility and, at times, illiquidity in global equity and credit markets. The full extent of the COVID-19 impact on the Company's operational and financial performance will depend on future developments, including the ultimate duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent outbreaks, as well as the availability, effectiveness and acceptance of COVID-19 vaccinations in the U.S. and abroad, all of which are uncertain, out of the Company's control, and cannot be predicted.

Earnings Call Information

B&W plans to host a conference call and webcast on Tuesday, March 8, 2022 at 8 a.m. ET to discuss the Company’s fourth quarter and full-year 2021 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (844) 200-6205; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 860282. A replay of this conference call will remain accessible in the investor relations section of the Company's website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. As previously disclosed, the Company changed its reportable segments in 2020 and has recast prior period results to account for this change. Additionally, the Company redefined its definition of adjusted EBITDA to eliminate the effects of certain items including the loss from a non-strategic business, interest on letters of credit included in cost of operations and loss on business held for sale. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation.

This release presents adjusted EBITDA for each business segment, which are non-GAAP financial measures. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, research and development costs and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense due to the aspirational nature of these targets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in the release are forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the impact of COVID-19 on the Company, the capital markets and global economic climate generally; the Company's ability to integrate acquired businesses and the impact of those acquired businesses on the Company's cash flows, results of operations and financial condition, including the Company's acquisitions of Fosler Construction, VODA, FPS and Optimus; the Company’s recognition of any asset impairments as a result of any decline in the value of its assets or efforts to dispose of any assets in the future; the Company’s ability to obtain and maintain sufficient financing to provide liquidity to meet its business objectives, surety bonds, letters of credit and similar financing; the Company’s ability to comply with the requirements of, and to service the indebtedness under, our debt facility agreements; our ability to pay dividends on our 7.75% Series A Cumulative Perpetual Preferred Stock; our ability to make interest payments on our 8.125% senior notes due 2026 and our 6.50% notes due 2026; the highly competitive nature of the Company’s businesses and ability to win work, including identified project opportunities in the pipeline; general economic and business conditions, including changes in interest rates and currency exchange rates; cancellations of and adjustments to backlog and the resulting impact from using backlog as an indicator of future earnings; the Company’s ability to perform contracts on time and on budget, in accordance with the schedules and terms established by the applicable contracts with customers; failure by third-party subcontractors, partners or suppliers to perform their obligations on time and as specified; the Company’s ability to successfully resolve claims by vendors for goods and services provided and claims by customers for items under warranty; the Company’s ability to realize anticipated savings and operational benefits from its restructuring plans, and other cost-savings initiatives; the Company’s ability to successfully address productivity and schedule issues in its B&W Renewable, B&W Environmental and B&W Thermal segments; the Company’s ability to successfully partner with third parties to win and execute contracts within its B&W Renewable, B&W Environmental and B&W Thermal segments; changes in the Company’s effective tax rate and tax positions, including any limitation on its ability to use its net operating loss carryforwards and other tax assets; the Company’s ability to successfully manage research and development projects and costs, including its efforts to successfully develop and commercialize new technologies and products; the operating risks normally incident to its lines of business, including professional liability, product liability, warranty and other claims against the Company; difficulties the Company may encounter in obtaining regulatory or other necessary permits or approvals; changes in actuarial assumptions and market fluctuations that affect its net pension liabilities and income; the Company’s ability to successfully compete with current and future competitors; the Company’s ability to negotiate and maintain good relationships with labor unions; changes in pension and medical expenses associated with its retirement benefit programs; social, political, competitive and economic situations in foreign countries where it does business or seeks new business; and the other factors specified and set forth under "Risk Factors" in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While the Company believes that these assumptions underlying the forward-looking statements are reasonable, the Company cautions that it is very difficult to predict the impact of known factors, and it is impossible for the Company to anticipate all factors that could affect actual results. The forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

About B&W Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow B&W on LinkedIn and learn more at www.babcock.com.

# # #

Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2021	2020*	2021	2020*
Revenues	$192.3	$149.9	$723.4	$566.3
Costs and expenses:
Cost of operations	139.0	107.8	543.8	400.5
Selling, general and administrative expenses	42.5	33.9	154.9	141.7
Advisory fees and settlement costs	3.4	2.8	13.1	12.9
Restructuring activities	(3.1)	5.1	4.9	11.8
Research and development costs	0.6	0.5	1.6	4.4
Loss (gain) on asset disposals, net	0.1	(2.3)	(15.7)	(3.3)
Total costs and expenses	182.6	147.7	702.5	568.1
Operating income (loss)	9.7	2.2	20.8	(1.7)
Other income (expense):
Interest expense	(8.8)	(10.0)	(39.4)	(59.8)
Interest income	0.1	0.2	0.5	0.6
Gain (loss) on debt extinguishment	—	—	6.5	(6.2)
Gain (loss) on sale of business	0.5	—	(1.8)	(0.1)
Benefit plans, net	23.3	(16.7)	48.1	5.6
Foreign exchange	(3.2)	36.1	(4.3)	58.8
Other – net	(0.3)	1.9	(1.3)	(1.1)
Total other income (expense)	11.5	11.5	8.5	(2.2)
Income (loss) before income tax expense	21.3	13.7	29.3	(3.9)
Income tax (benefit) expense	(8.9)	8.6	(2.2)	8.2
Income (loss) from continuing operations	30.2	5.0	31.5	(12.1)
Income from discontinued operations, net of tax	—	—	—	1.8
Net income (loss)	30.2	5.0	31.5	(10.3)
Net income attributable to non-controlling interest	(0.6)	(0.4)	(0.6)	—
Net income (loss) attributable to stockholders	29.6	4.6	30.9	(10.3)
Less: Dividend on Series A preferred stock	3.7	—	9.1	—
Net income (loss) attributable to stockholders of common stock	$25.9	$4.6	$21.8	$(10.3)

Basic earnings (loss) per share
Continuing operations	$0.30	$0.09	$0.26	$(0.25)
Discontinued operations	—	—	—	0.04
Basic earnings (loss) per share	$0.30	$0.09	$0.26	$(0.21)

Diluted earnings (loss) per share
Continuing operations	$0.30	$0.09	$0.26	$(0.25)
Discontinued operations	—	—	—	0.04
Diluted earnings (loss) per share	$0.30	$0.09	$0.26	$(0.21)

Shares used in the computation of earnings (loss) per share:
Basic	86.3	52.1	82.4	48.7
Diluted	87.1	53.4	83.6	48.7
(1) Figures may not be clerically accurate due to rounding
*    Year ended December 31, 2020 amounts have been adjusted to reflect the change in inventory accounting method, as described in Notes 2 and 6 to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Consolidated Balance Sheets(1)

(In millions, except per share amount)	December 31, 2021	December 31, 2020*
Cash and cash equivalents	$224.9	$57.3
Restricted cash and cash equivalents	1.8	10.1
Accounts receivable – trade, net	132.1	128.3
Accounts receivable – other	34.6	35.4
Contracts in progress	80.2	59.3
Inventories	79.5	74.4
Other current assets	29.4	26.4
Current assets held for sale	—	4.7
Total current assets	582.4	396.1
Net property, plant and equipment, and finance lease	85.6	85.1
Goodwill	116.5	47.4
Intangible assets	43.8	23.9
Right-of-use assets	30.2	10.8
Other assets	54.8	24.7
Non-current assets held for sale	—	11.2
Total assets	$913.3	$599.1

Accounts payable	$85.9	$73.5
Accrued employee benefits	13.0	13.9
Advance billings on contracts	68.4	64.0
Accrued warranty expense	12.9	25.4
Financing lease liabilities	2.4	0.9
Operating lease liabilities	4.0	4.0
Other accrued liabilities	54.4	80.9
Loans payable	12.4	—
Current liabilities held for sale	—	8.3
Total current liabilities	253.4	270.8
Senior notes	326.4	—
Long term loans payable	1.5	—
Last out term loans	—	183.3
Revolving credit facilities	—	164.3
Pension and other accumulated postretirement benefit liabilities	182.7	252.3
Non-current finance lease liabilities	29.4	29.7
Non-current operating lease liabilities	26.7	7.0
Other non-current liabilities	34.6	22.6
Total liabilities	854.6	930.1
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, par value $0.01 per share, authorized shares of 20,000; issued and outstanding shares of 7,669 and 0 at December 31, 2021 and 2020, respectively	0.1	—
Common stock, par value $0.01 per share, authorized shares of 500,000; issued and outstanding shares of 86,286 and 54,452 at December 31, 2021 and 2020, respectively	5.1	4.8
Capital in excess of par value	1,518.9	1,164.4
Treasury stock at cost, 1,512 and 718 shares at December 31, 2021 and December 31, 2020, respectively	(110.9)	(106.0)
Accumulated deficit	(1,321.2)	(1,342.9)
Accumulated other comprehensive loss	(58.8)	(52.4)
Stockholders' equity (deficit) attributable to shareholders	33.1	(332.1)
Non-controlling interest	25.5	1.1
Total stockholders' equity (deficit)	58.6	(331.0)
Total liabilities and stockholders' equity (deficit)	$913.3	$599.1
(1) Figures may not be clerically accurate due to rounding.
*    Year ended December 31, 2020 amounts have been adjusted to reflect the change in inventory accounting method, as described in Notes 2 and 6 to the Consolidated Financial Statements included in Part II, Item 8 of our Annual Report.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Consolidated Statements of Cash Flows(1)

(In millions)	Year ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$31.5	$(10.3)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of long-lived assets	18.3	16.8
Amortization of deferred financing costs and debt discount	7.9	16.7
Amortization of guaranty fee	1.8	1.2
Non-cash operating lease expense	4.2	4.8
Loss on sale of business	1.8	0.1
(Gain) loss on debt extinguishment	(6.5)	6.2
Gain on asset disposals	(15.7)	(3.3)
Provision for (benefit from) deferred income taxes, including valuation allowances	(7.7)	1.8
Mark to market, prior service cost amortization for pension and postretirement plans	(15.5)	22.2
Stock-based compensation, net of associated income taxes	7.8	4.6
Equitized non-cash interest expense	—	13.5
Foreign exchange	4.3	(58.8)
Changes in assets and liabilities:
Accounts receivable	0.2	21.7
Contracts in progress	(20.1)	35.9
Advance billings on contracts	1.6	(13.1)
Inventories	(3.0)	(4.1)
Income taxes	(2.1)	(2.4)
Accounts payable	7.1	(42.0)
Accrued and other current liabilities	(47.8)	9.1
Accrued contract loss	(0.2)	(5.6)
Pension liabilities, accrued postretirement benefits and employee benefits	(60.8)	(37.2)
Other, net	(18.2)	(18.5)
Net cash used in operating activities	(111.2)	(40.8)
Cash flows from investing activities:
Purchase of property, plant and equipment	(6.7)	(8.2)
Acquisition of business, net of cash acquired	(55.3)	—
Proceeds from sale of business and assets, net	25.4	8.0
Purchases of available-for-sale securities	(12.6)	(29.1)
Sales and maturities of available-for-sale securities	15.7	26.6
Other, net	—	5.0
Net cash (used in) from investing activities	(33.5)	2.2

(In millions)	Year ended December 31,
	2021	2020
Cash flows from financing activities:
Issuance of senior notes	303.3	—
Borrowings on loan payable	7.1	—
Repayments on loan payable	(0.8)	—
Borrowings under last out term loans	—	70.0
Repayments under last out term loans	(75.4)	—
Borrowings under U.S. revolving credit facility	14.5	158.9
Repayments of U.S. revolving credit facility	(178.8)	(173.6)
Issuance of preferred stock, net	113.3	—
Payment of preferred stock dividends	(9.1)	—
Shares of common stock returned to treasury stock	(4.9)	(0.3)
Issuance of common stock, net	160.8	—
Debt issuance costs	(24.6)	(10.6)
Other, net	(2.6)	(0.3)
Net cash from financing activities	302.8	44.1
Effects of exchange rate changes on cash	1.2	5.0
Net increase (decrease) in cash, cash equivalents and restricted cash	159.3	10.5
Cash, cash equivalents and restricted cash, beginning of period	67.4	56.9
Cash, cash equivalents and restricted cash, end of period	$226.7	$67.4

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
REVENUES:
Babcock & Wilcox Renewable	$51.6	$37.6	$156.8	$156.2
Babcock & Wilcox Environmental	36.1	31.6	133.8	108.0
Babcock & Wilcox Thermal	104.9	81.0	433.3	305.0
Other	(0.3)	(0.4)	(0.6)	(2.8)
	$192.3	$149.9	$723.4	$566.3

ADJUSTED EBITDA:
Babcock & Wilcox Renewable(2)	$8.2	$3.0	$23.2	$25.0
Babcock & Wilcox Environmental	4.5	2.1	11.8	3.5
Babcock & Wilcox Thermal	16.7	12.8	49.1	36.1
Corporate	(0.9)	(1.6)	(12.5)	(14.4)
Research and development benefit (costs)	(0.5)	(0.5)	(1.1)	(4.4)
	$27.9	$15.8	$70.6	$45.7

AMORTIZATION EXPENSE:
Babcock & Wilcox Renewable (3)	$2.1	$0.2	$2.7	$0.7
Babcock & Wilcox Environmental	0.7	0.7	3.0	3.0
Babcock & Wilcox Thermal (4)	0.6	0.5	2.9	1.8
	$3.3	$1.4	$8.6	$5.5

DEPRECIATION EXPENSE:
Babcock & Wilcox Renewable	$0.8	$1.4	$3.0	$3.6
Babcock & Wilcox Environmental	0.4	0.2	1.6	1.7
Babcock & Wilcox Thermal	1.2	1.5	5.1	6.0
Corporate	—	—	—	—
	$2.4	$3.1	$9.7	$11.3

	As of December 31,
BACKLOG:	2021	2020
Babcock & Wilcox Renewable (5)	$394	$208
Babcock & Wilcox Environmental	123	106
Babcock & Wilcox Thermal	126	226
Other/Eliminations	(4)	(5)
	$639	$535

(1) Figures may not be clerically accurate due to rounding.
(2) Adjusted EBITDA for the twelve months ended December 31, 2020 includes a $26 million non-recurring loss recovery related to claims in connection with multiple Renewable EPC loss contracts.
(3) Amortization expense in the Babcock & Wilcox Renewable segment include $0.0 million and $0.6 million in finance lease amortization for the three and twelve months ended December 31, 2021, respectively. Amortization expense in the Babcock & Wilcox Renewable segment include $0.1 million and $0.5 million in finance lease amortization for the three and twelve months ended December 31, 2020, respectively.
(4) Amortization expense in the Babcock & Wilcox Thermal segment include $0.7 million and $2.9 million in finance lease amortization for the three and twelve months ended December 31, 2021, respectively. Amortization expense in the Babcock & Wilcox Thermal segment include $0.4 million and $1.6 million in finance lease amortization for the three and twelve months ended December 31, 2020, respectively.
(5)    Babcock & Wilcox Renewable backlog at December 31, 2021, includes $149.1 million related to long-term operation and maintenance contracts for renewable energy plants, with remaining durations extending until 2034. Generally, such contracts have a duration of 10-20 years and include options to extend.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(2)
(In millions)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss)	30.2	5.0	31.5	(10.3)
Interest expense	9.6	10.4	41.4	60.7
Income tax (benefit) expense	(8.9)	8.6	(2.2)	8.2
Depreciation & amortization	5.7	4.5	18.3	16.8
EBITDA	36.5	28.5	89.0	75.4

Benefit plans, net	(23.3)	16.7	(48.1)	(5.6)
Gain on sales, net	(0.4)	(2.3)	(14.0)	(3.2)
(Gain) loss on debt extinguishment	—	—	(6.5)	6.2
Stock compensation	2.4	1.5	10.5	4.6
Restructuring activities and business services transition costs	2.8	5.1	10.7	11.8
Advisory fees for settlement costs and liquidity planning	0.5	1.2	5.5	6.4
Litigation legal costs	2.8	0.4	4.9	2.1
Acquisition pursuit and related costs	0.8	—	4.8	—
Product development (1)	2.0	—	4.7	—
Foreign exchange	3.2	(36.1)	4.3	(58.8)
Financial advisory services	0.2	1.2	2.7	4.4
Other - net	0.4	(1.9)	1.5	1.1
Loss from business held for sale	—	0.1	0.5	0.5
Loss from a non-strategic business	—	1.4	0.1	2.6
Income from discontinued operations	—	—	—	(1.8)
Adjusted EBITDA (3)	$27.9	$15.8	$70.6	$45.7

(1) Costs associated with development of commercially viable products that are ready to go to market.
(2) Figures may not be clerically accurate due to rounding.
(3) Adjusted EBITDA for the twelve months ended December 31, 2020 includes a $26 million non-recurring loss recovery related to certain historical EPC loss contracts in the third quarter.